Exhibit 99.1

News Release

HANOVER COMPRESSOR COMPANY 12001 N. Houston Rosslyn Houston, TX 77086 (281) 447-8787 Contact: Lee Beckelman, Investor Relations

HANOVER COMPRESSOR REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

HOUSTON, November 5, 2003 – Hanover Compressor Company (NYSE:HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications, today reported financial results for the quarter ended September 30, 2003.

Quarterly Results—Summary

Third quarter 2003 revenue was $275.2 million compared to third quarter 2002 revenue of $249.4 million. The third quarter 2003 results include $27.1 million of fabrication revenues from Belleli Energy S.r.l. (“Belleli”), which Hanover began including in its consolidated financial results in November 2002.

EBITDA (consolidated income from continuing operations before interest expense, leasing expense, provision for income taxes, and depreciation and amortization) for the third quarter was $68.2 million, compared to $80.4 million for the same period a year earlier. Included in third quarter 2002 EBITDA were $7.9 million of earnings related to renegotiated 2002 Argentina contracts.

Net loss for the third quarter 2003 was $110.0 million, or $1.35 per share compared with net income of $9.1 million, or $0.11 per fully diluted share in the third quarter 2002. As detailed in the chart below, included in the third quarter 2003 net loss was $164.4 million in pre-tax charges ($107.3 million, net of tax) for the cumulative effect of an accounting change, a rental fleet asset impairment, and the write-down of discontinued operations.

Included in the net loss for the quarter were the following charges:

Charge (Millions of U.S. Dollars)	Pre-tax charge	After-tax charge	Impact to EPS $/share
Rental fleet asset impairment	$14.4	$9.8	$0.12
Cumulative effect of accounting change	133.7	86.9	1.07
Write-down of discontinued operations	16.3	10.6	0.13

Total	$164.4	$107.3	$1.32

“Our third quarter results were negatively impacted by several charges and operational issues” said Chad Deaton, President and Chief Executive Officer of Hanover. “We continue to press forward with our original plan that called for 2003 to be a transition year in order to position the company for 2004. To that end, we continue to focus on our core businesses and have worked to expand our international presence. As we move closer to 2004, we are beginning to see the initial results of some of our efforts. Domestically, our rental business is improving as revenues and utilization are up for the quarter. Internationally, we brought online two gas processing plants, both of which include compression, which will generate approximately $900,000 per month in revenues. These two plants demonstrate our capabilities to meet the total surface equipment needs of our customers, and we believe that internationally, in particular, we have significant growth opportunities for these types of projects. An area where we are behind plan is fabrication. In the quarter we made several changes to accelerate our emphasis on making this business line more competitive. We have a much stronger and focused management team today than six months ago and it is one that is motivated and ready for 2004.”

Summary of Business Segment Results

Domestic rental revenue increased 2% from the third quarter 2002 to $82.8 million while gross margin increased to 62%, from 61% a year earlier. Domestic rental revenues were positively impacted during the quarter by the annual billings of ad valorem taxes, an improvement in utilization and continuation of selective price increases enacted earlier in the year.

International rental revenue decreased by 8% from third quarter 2002 to $49.5 million while gross margin decreased to 64% from 74% a year earlier. Included in the third quarter 2002 international rental revenue was $7.9 million for renegotiated 2002 Argentina contracts. International rental revenue for the third quarter 2003 was impacted by operational disruptions for one of the company’s plants in Argentina, which led to an approximate $1.0 million reduction in revenue for the quarter. Additionally, rental revenue was reduced by the exercise of a purchase option for rental units in Venezuela by a customer, which led to approximately $1.2 million revenue reduction for the quarter, compared to the same period a year ago. Although the customer purchased the equipment, Hanover will continue to provide operations and maintenance services to the customer on the equipment.

Parts & service revenue for the third quarter declined 4% from the third quarter 2002 to $45.6 million with gross margin declining to 23% from 26% for the same period a year earlier. The reduced level of parts and service revenue was due to lower activity by customers and the loss of some customer alliance contracts in 2002 to competitors. Included in parts & service revenue for the quarter was $15.7 million in used gas plant and compression equipment sales and installation revenues compared to $13.5 million for the third quarter 2002. Parts and service gross margin for the quarter was negatively impacted by the low margin from the exercise of a purchase option for rental equipment by a customer in Venezuela.

Compression fabrication revenue increased 2% from the third quarter 2002 to $27.3 million with gross margin declining to 9% from 13% a year earlier. Compressor fabrication gross margin was negatively impacted during the quarter by strong pricing competition for new orders.

Production and processing equipment fabrication revenue for the quarter was $61.9 million compared to $35.0 million in revenue for the same period in 2002. Included in production and processing equipment fabrication revenue and expense for the third quarter 2003 was $27.1 million in revenue and $24.9 million in expense for Belleli. Gross margin for production and processing equipment fabrication was 9% for the third quarter of 2003, compared to 19% gross margin for the third quarter 2002. Gross margin for production and processing equipment fabrication was impacted by increased competition for the company’s high specification equipment lines. Additionally, both compression fabrication and production and processing equipment results have been negatively impacted by operational disruptions associated with the company’s consolidation efforts of its fabrication facilities.

Selling, general, and administrative expense (“SG&A”) for the third quarter 2003, as a percent of revenues, was 15%, flat with the same period a year earlier. On a dollar basis, SG&A was $40.2 million, compared to $36.8 million in the third quarter 2002. The dollar increase in SG&A was primarily due to the inclusion of Belleli’s SG&A of $2.7 million.

Depreciation and amortization expense for the quarter increased to $56.2 million, compared to $30.8 million for the same period a year ago. Included in depreciation and amortization for the third quarter 2003 was a $14.4 million non-cash charge to write-down a portion of the company’s rental fleet. Additionally, depreciation and amortization expense was higher in the third quarter 2003 compared to the same period a year ago due primarily to: $4.2 million in depreciation expense associated with compression equipment leases that were consolidated into the company’s financial statements for the first time this quarter as discussed below; $1.2 million in depreciation and amortization expense from the inclusion of Belleli; and additions to the rental fleet, including maintenance capital, placed in service during 2002 and the first nine months of 2003 that is included in the company’s depreciable asset base.

Write-down for Discontinued Operations

In the third quarter 2003, Hanover recorded a pre-tax charge of $16.3 million ($10.6 million, net of tax) to write-down its investment in discontinued operations to current estimated fair market values. Discontinued operations that are being written down include the company’s used equipment business and certain power generation assets.

Consolidation of Compression Equipment Leases and Debt

As disclosed previously, Hanover leases compression equipment from entities that, upon adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN 46”), are required to be consolidated in the company’s financial statements. These entities are required to be included in the company’s consolidated financial statements no later than December 31, 2003. Hanover adopted FIN 46, as it relates to its compression equipment leases, as of July 1, 2003 which resulted in the addition of $897 million in net compression equipment, and $1,140 million in debt to its balance sheet and the reversal of $109 million of deferred gains that were recorded on the company’s balance sheet as a result of the original sale and leaseback transactions entered into with these entities. Hanover recorded, as a cumulative effect from this accounting change, a $133.7 million non-cash pre-tax charge ($86.9 million, net of tax) in the third quarter 2003 to record depreciation expense for prior periods. In the third quarter 2003, and going forward, the company estimates its additional quarterly depreciation expense will be approximately $4.2 million resulting from the adoption of FIN 46.

Liquidity and Other

Hanover had capital expenditures of approximately $28 million in the third quarter 2003, compared to approximately $40 million for the same period last year. Additionally in the third quarter of 2003, the company purchased the remaining interest in Belleli that it did not already own for approximately $15 million. At September 30, 2003, the company had approximately $172 million outstanding under its $350 million bank credit facility and approximately $33 million in cash on its balance sheet.

“During the quarter we continued to stay focused on our plan to reduce capital expenditures and reduce debt for the year” said John Jackson, Senior Vice President and Chief Financial Officer of Hanover. “Our capital expenditures for the period were below last year levels. The outstanding balance under our bank credit facility was up from the end of the second quarter due to the timing of our interest payments and the purchase of the remaining interest in Belleli, but we anticipate being able to reduce this balance during the fourth quarter. We continue to focus on strictly limiting new capital available for the domestic rental business until utilization and returns reach attractive levels and anticipate capital expenditures for 2003 being in the range of $150 million to $175 million, including our additional investment in Belleli.”

Total compression horsepower at September 30, 2003 was approximately 3,508,000, including approximately 2,583,000 horsepower deployed in the United States and approximately 925,000 horsepower deployed internationally. Hanover’s compression horsepower utilization rate as of September 30, 2003, on a total horsepower basis, was approximately 80%, an increase over utilization of approximately 79% at June 30, 2003 and equal to utilization at September 30, 2002. Domestic and international utilization at September 30, 2003 was approximately 75% and 94%, respectively, compared to approximately 73% and 94%, respectively at June 30, 2003, and approximately 75% and 95%, respectively at September 30, 2002.

At September 30, 2003, Hanover’s third-party fabrication backlog, excluding Belleli, was approximately $61 million, a 14% decrease over third quarter 2002 levels. Compared to the second quarter 2003, the company’s backlog decreased by approximately 27%. Backlog for Belleli at September 30, 2003 was approximately $66 million, compared to approximately $77 million at June 30, 2003.

Due to some of the operational issues experienced in the third quarter 2003, Hanover now anticipates that EBITDA, excluding the securities-related litigation settlement expenses, for 2003 will be in the range of $280 million to $300 million.

Conference Call Details

Hanover will host a conference call at 11:00 a.m. Eastern Time, November 5, 2003 to discuss financial results for the third quarter 2003, and other matters. To access the call, US and Canadian participants should dial (800) 601-8584, international participants should dial (706) 643-1959 at least ten minutes before the scheduled start time. Please reference Hanover conference call number 3553855. For those unable to participate, a replay will be available from 2:00 p.m. Eastern Time on November 5, 2003, until midnight on Wednesday, November 12, 2003. To listen to the replay, please dial (800) 642-1687 in the United States and Canada, or (706) 645-9291 internationally, access code 3553855. The company’s conference call will also be broadcast live over the Internet. To access the webcast, log onto the company’s web site (www.hanover-co.com), and click on the webcast link located on the company’s home page.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications. Hanover sells and provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to oil and natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and premier independent and major producers as well as national oil companies.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and may include words such as “believes,” “anticipates,” “expects,”

“estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: our inability to renew our short-term leases of equipment that are leased to our customers so as to fully recoup our cost of the equipment; our inability to generate sufficient cash, access capital markets or to incur indebtedness to fund our business; a prolonged, substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production equipment; changes in economic or political conditions in the countries in which we do business; legislative changes in the countries in which we do business; the loss of market share through competition; the introduction of competing technology by other companies; losses due to the inherent risks associated with our operations, including equipment defects, malfunctions and failures and natural disasters; war, social unrest, terrorists attacks, and/or the responses thereto; government safety, health, environmental and other regulations, which could require us to make significant capital expenditures; our inability to comply with loan and compression equipment lease covenants; the decreased financial flexibility associated with our significant cash requirements and substantial debt and compression equipment lease commitments; reduced profit margins resulting from increased pricing pressure in our businesses; our ability to successfully integrate acquired businesses; our inability to retain key personnel; currency fluctuation; our inability to execute our exit and sale strategy with respect to assets classified as discontinued operations and held for sale; our inability to conclude the agreed upon settlement of the securities-related litigation and adverse results in other litigation brought by plaintiffs that are not party to the settlement; fluctuations in our net income attributable to changes in the fair value of our common stock which will be used to fund the settlement of the securities-related litigation; adverse results in the pending investigation by the Securities and Exchange Commission; our inability to properly implement new enterprise resource planning systems used for integration of our businesses; and our inability to reduce debt relative to our total capitalization. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover, except as required by law, undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(Tables Follow)

HANOVER COMPRESSOR COMPANY

CONSOLIDATED FINANCIAL DATA

AND EBITDA RECONCILIATION

(in thousands of dollars, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Domestic rentals	$82,823	$80,818	$241,728	$249,276
International rentals	49,519	53,915	151,973	143,612
Parts, service and used equipment	45,581	47,597	118,327	172,826
Compressor and accessory fabrication	27,299	26,783	85,099	85,284
Production and processing equipment fabrication	61,942	35,022	207,892	99,771
Equity in income of non-consolidated affiliates	7,581	3,782	16,873	13,928
Other	452	1,450	3,356	2,416

	275,197	249,367	825,248	767,113
Expenses:
Domestic rentals	31,833	31,130	94,043	89,358
International rentals	17,757	13,866	47,682	39,855
Parts, service and used equipment	35,307	35,236	85,781	143,904
Compressor and accessory fabrication	24,934	23,244	76,537	73,884
Production and processing equipment fabrication	56,508	28,256	186,215	84,329
Selling, general and administrative	40,164	36,769	119,658	107,644
Foreign currency translation	1,536	461	1,336	13,339
Provision for estimated cost of litigation settlement	(3,500)	—	40,253	—
Other	2,446	—	2,951	14,837

	206,985	168,962	654,456	567,150

EBITDA (1), (2)	68,212	80,405	170,792	199,963
Depreciation and amortization	56,199	30,771	126,886	82,367
Goodwill impairment	—	—	—	47,500
Leasing expense	—	23,081	43,139	68,206
Interest expense	32,849	10,514	57,283	31,137

	89,048	64,366	227,308	229,210

Income (loss) from continuing operations before income taxes	(20,836)	16,039	(56,516)	(29,247)
Provision for (benefit from) income taxes	(7,940)	6,180	(18,463)	7,412

Income (loss) from continuing operations	(12,896)	9,859	(38,053)	(36,659)
Discontinued operations, net of tax	(10,147)	(800)	(11,382)	(4,489)
Cumulative effect of accounting change	(86,910)	—	(86,910)	—

Net income (loss)	$(109,953)	$9,059	$(136,345)	$(41,148)

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.16)	$0.12	$(0.47)	$(0.46)
Loss from discontinued operations	(0.12)	(0.01)	(0.15)	(0.06)
Loss from cumulative effect of accounting change	(1.07)	—	(1.07)	—

Net income (loss) per common share	$(1.35)	$0.11	$(1.69)	$(0.52)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.16)	$0.12	$(0.47)	$(0.46)
Loss from discontinued operations	(0.12)	(0.01)	(0.15)	(0.06)
Loss from cumulative effect of accounting change	(1.07)	—	(1.07)	—

Net income (loss) per common share	$(1.35)	$0.11	$(1.69)	$(0.52)

Weighted average common and equivalent shares outstanding:
Basic	81,439	79,438	80,907	79,338

Diluted	81,439	81,255	80,907	79,338

Gross profit percentage:
Domestic rentals	62%	61%	61%	64%
International rentals	64%	74%	69%	72%
Parts, service and used equipment	23%	26%	28%	17%
Compressor and accessory fabrication	9%	13%	10%	13%
Production and processing equipment fabrication	9%	19%	10%	15%

(1)	EBITDA consists of consolidated income from continuing operations before interest expense, leasing expense, provision for income taxes, and depreciation and amortization. The company believes that EBITDA is a commonly used measure of financial performance for valuing companies in its industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2003 net income, which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA before the provision for estimated cost of litigation settlement, is unavailable because the following items are significantly uncertain so as make a 2003 prediction inadvisable: the ultimate amount of the settlement charge since the amount may fluctuate prior to the finalization of the litigation settlement, interest expense, foreign currency translation, taxes, depreciation, selling, general, and administrative expense and net results from and proceeds of the sale of our discontinued operations. The ultimate outcome of these uncertain items may have an impact on our net income.

(2)	Third quarter 2003 EBITDA included a $3.5 million reduction in the estimate for the securities-related litigation settlement. The nine-month 2003 EBITDA included a $40.3 million estimated charge for the securities-related litigation settlement and the nine-month 2002 EBITDA included $13.3 million of foreign currency translation charges primarily related to the Argentina financial crisis and $20.2 million of asset write-downs for non-core assets and parts inventory.